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[TOWER AUTOMOTIVE LOGO]

                                                                  Exhibit 99.1
                                                                           NEWS



TOWER AUTOMOTIVE ANNOUNCES PRICING OF
5.75% CONVERTIBLE SENIOR DEBENTURES OFFERING


NOVI, MICHIGAN, May 18, 2004 -- Tower Automotive, Inc. (NYSE: "TWR") today announced the pricing of its Rule 144A private offering of $110 million aggregate principal amount of 5.75% convertible senior debentures. The debentures will mature in 2024, unless previously converted, redeemed or repurchased. The closing of the offering is expected to take place on May 24, 2004. The issue price of the debentures is 100 percent of principal amount, plus accrued interest from May 24, 2004, if any. In addition, the initial purchasers will have the option to purchase up to an additional $15 million aggregate principal amount of debentures.

Tower Automotive intends to use the net proceeds of the offering, along with borrowings under Tower Automotive's new senior credit facilities, to repay the existing senior credit facilities, call the existing $200 million 5.0% Convertible Subordinated Notes due August 1, 2004, pay related fees and expenses, and for general corporate purposes.

The debentures are convertible into Tower Automotive's common stock at an initial conversion rate of 231.0002 shares per $1,000 principal amount (equal to an initial conversion price of approximately $4.33 per share) if the price of Tower Automotive's common stock exceeds 125 percent of the conversion price (or approximately $5.41 per share) for specified periods or the debentures are called for redemption by Tower Automotive and upon other customary events. The conversion rate is subject to customary anti-dilution adjustments. The total number of shares of Tower Automotive common stock issuable in relation to the debentures is limited to approximately 19.7 million shares, absent receipt of stockholder approval and, to the extent that more shares would otherwise be issuable, Tower Automotive will be required to pay cash.

Prior to May 20, 2011, the debentures will not be redeemable. Beginning on May 20, 2011, Tower Automotive may redeem the debentures at any time for cash at a redemption price equal to 100 percent of principal amount, plus accrued and unpaid interest to (but excluding) the redemption date.

Holders of the debentures may require Tower Automotive to repurchase their debentures on May 15, 2011, May 15, 2014 or May 15, 2019 or if Tower experiences a change in control or other customary events.

The debentures and the shares of common stock issuable upon conversion thereof have not been and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.


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This press release shall not constitute an offer to sell or a solicitation of an offer to buy the debentures or any shares of Tower common stock, nor shall there be any sale of the debentures in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Tower Automotive Inc. is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.













 CONTACTS:

Media Inquiries                              Investor Inquiries
Bev Pierce        616-802-1630               Tom Kerns      248-675-6359

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This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic condition in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.


                                                               May 18, 2004
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TOWER AUTOMOTIVE            27175 HAGGERTY ROAD            NOVI, MI  48377-3626